Exhibit 99.1

Investors Trey Huffman 404-748-6219 678-571-1367 (mobile) huffmanal@corp.earthlink.com

Media
Michele Sadwick
404-748-7255
404-769-8421 (mobile)
sadwick@corp.earthlink.com

EarthLink Announces Completion of Holding Company Formation

ATLANTA, GA — January 2, 2014 — EarthLink Holdings Corp. (NASDAQ: ELNK) today announced the completion of the previously announced holding company formation transaction. The transaction was effective December 31, 2013.

The holding company structure was not implemented in connection with any currently proposed or contemplated transaction.  In addition, the business operations of the company and its subsidiaries will not change as a result of the new holding company structure.

Effective as of 11:59 p.m. EDT on December 31, 2013, existing shares of EarthLink, Inc. common stock were automatically converted into identical shares of EarthLink Holdings Corp.’s common stock on a one-for-one basis, and EarthLink, Inc.’s existing stockholders became stockholders of EarthLink Holdings Corp. in the same amounts and percentages as they were in EarthLink, Inc. prior to the reorganization. This conversion of shares did not require any action by stockholders of EarthLink and stockholders will not need to exchange their old stock certificates. The common stock of EarthLink Holdings Corp. will trade on the Nasdaq Stock Exchange under the existing ticker symbol “ELNK.”

The certificate of incorporation, bylaws, executive officers and board of directors of EarthLink Holdings Corp. are the same as those of the former EarthLink, Inc. in effect immediately prior to the reorganization. In addition, the rights, privileges and interests of the company’s stockholders will remain the same with respect to the new holding company.

Additional information about the reorganization can be found in the Form 8-K filed today by EarthLink Holdings Corp. with the Securities and Exchange Commission.

About EarthLink

EarthLink Holdings Corp. (NASDAQ: ELNK) is a leading IT services and communications provider to more than 150,000 businesses and one million consumers nationwide. EarthLink empowers customers with managed services including cloud computing, managed and private cloud, and virtualization services such as managed hosting and cloud workspace. EarthLink also offers a robust portfolio of IT security, application hosting, colocation and IT support services. The company operates an extensive network spanning 29,421 route fiber miles with 90 metro fiber rings and 8 secure data centers providing ubiquitous nationwide data and voice IP service coverage across more than 90 percent of the country. Founded in 1994, EarthLink’s award-winning reputation for outstanding service and product innovation is supported by an experienced team of professionals focused on best-in-class customer care.  For more information, visit EarthLink’s website at www.earthlink.com.

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